Exhibit 10.6

BIOHORIZONS IMPLANT SYSTEMS, INC.

AT

2300 RIVERCHASE

LEASE AGREEMENT

April 12, 2007

[Graphic]

TABLE OF CONTENTS

1-15.	SUMMARY OF LEASE TERMS	3-4
16.	LEASE TERM	4
17.	COMPLETION OF IMPROVEMENTS	4
18.	BASE RENTAL; SECURITY DEPOSIT	4
19.	ADDITIONAL RENT	5
20.	BROKERAGE DISCLOSURE	6
21.	USE	6
22.	TENANT’S ACCEPTANCE	6
23.	ASSIGNMENT AND SUBLETTING	6
24.	HOLDING OVER	7
25.	ALTERATIONS AND IMPROVEMENTS	7
26.	REPAIRS TO THE PREMISES	7
27.	ENTRY BY LANDLORD	7
28.	DEFAULT AND REMEDIES	8
29.	LANDLORD’S SERVICES	9
30.	DESTRUCTION OF PREMISES	10
31.	CONDEMNATION OF PREMISES	10
32.	INSURANCE/INDEMNIFICATION	10
33.	NOTICES	11
34.	TRANSFER OF TENANT	12
35.	SUCCESSORS AND ASSIGNS; ATTORNMENT	12
36.	SEVERABILITY	12
37.	SUBORDINATION; ESTOPPEL CERTIFICATES	13
38.	HAZARDOUS SUBSTANCES	13
39.	DAMAGE OR THEFT OF PERSONAL PROPERTY	13
40.	FORCE MAJEURE	13
41.	SPECIAL STIPULATIONS	13
42.	FINANCIAL STATEMENTS	13
43.	MISCELLANEOUS	13

EXHIBITS:

“A” – PREMISES

“B” – RULES AND REGULATIONS

“C” – OPERATING EXPENSES

“D” – WORK AGREEMENT

“E” – RENT COMMENCEMENT DATE AND EXPIRATION DATE

“F” – SPECIAL STIPULATIONS

COLONIAL PROPERTIES TRUST
LEASE AGREEMENT

This Lease Agreement (“Lease”) is made this 12th day of April, 2007, by and between COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Landlord”); and BIOHORIZONS IMPLANT SYSTEMS, INC., (the “Tenant”).

SUMMARY OF LEASE TERMS

1.	LANDLORD’S ADDRESS:	COLONIAL REALTY LIMITED PARTNERSHIP c/o Colonial Properties Services, Inc. 2101 Sixth Avenue North, Suite 750 Birmingham, Alabama 35203 Attn: Vice President

2.	RENTAL PAYMENT ADDRESS:	COLONIAL REALTY LIMITED PARTNERSHIP Post Office Box 55379 Department # 8052 Birmingham, Alabama 35255

3.	TENANT ADDRESS:	2300 Riverchase Center Suite 800 Birmingham, Alabama 35244

4.	PARK:	2300 Riverchase Center, Building 800

5.	BUILDING:	2300 Riverchase Center, Building 800

6.	PREMISES:	Suite 800 (as shown on Exhibit “A”)

7.	RENTABLE AREA OF THE PREMISES:	44,228 Square Feet

8.	RENTABLE AREA OF THE BUILDING:	44,228 Square Feet

9.	COMMENCEMENT DATE:	August 1, 2007

10.	LEASE TERM:

The period commencing at 12:01 a.m. on the Commencement Date and expiring on the final day of the month in which the eighty-eighth (88th) month anniversary of the date prior to the Commencement Date occurs.

					RENT PER
11.	BASE RENTAL:	LEASE YEAR	MONTHLY	ANNUALLY	SQUARE FOOT
08/01/07 – 11/30/07			$0	$0	$0
12/01/07 – 07/31/08		1	$36,856.67	$294,853.33	$10.00
08/01/08 – 07/31/09		2	$37,962.37	$455,548.40	$10.30
08/01/09 – 07/31/10		3	$39,104.92	$469,259.08	$10.61
08/01/10 – 07/31/11		4	$40,284.34	$483,412.04	$10.93
08/01/11 – 07/31/12		5	$41,500.61	$498,007.28	$11.26
08/01/12 – 07/31/13		6	$42,753.73	$513,044.80	$11.60
08/01/13 – 07/31/14		7	$44,043.72	$528,524.60	$11.95
08/01/14 – 11/30/14		8	$45,370.56	$181,482.23	$12.31

12.	INITIAL INSTALLMENT:		$ N/A

13.	SECURITY DEPOSIT:		$ N/A

14.	ADDITIONIAL RENTAL:	Upon the Commencement Date, Tenant’s estimated additional rental expenses are as follows:

	MONTHLY	PER SQUARE FOOT

Real Estate Taxes	$3,869.95	$1.05
Insurance	$847.70	$.23
Common Area Maintenance	$7,002.77	$1.90

TOTAL	$$11,720.42	$3.18

15.	EXHIBITS:

Exhibit “A” - Premises

Exhibit “B” - Rules and Regulations

Exhibit “C” - Operating Expenses

Exhibit “D” - Work Agreement

Exhibit “E” - Rent Commencement Date and Expiration Date

Exhibit “F” - Special Stipulations

All Exhibits listed above are attached to the Lease and expressly made a part hereof.

GENERAL LEASE PROVISIONS

16.           LEASE TERM.  Landlord does hereby rent and lease to Tenant the Premises for the Term hereof, subject to the terms and conditions of this Lease. Landlord and Tenant acknowledge and agree that the Rentable Area of the Premises is accurate for all purposes used herein. No easement for light, air or view is granted or implied hereunder. Promptly after the Commencement Date, Landlord or Landlord’s agent shall send to Tenant a supplemental notice substantially in the form of Exhibit “E” attached hereto and by this reference made a part hereof specifying the Rental Commencement Date and the date of expiration of the Term. “Lease Year,” as used herein, means a period of twelve (12) consecutive calendar months, or a portion thereof falling within the Term, with the first Lease Year commencing with the first day of the first calendar month beginning on or after the Commencement Date and each subsequent Lease Year commencing on each anniversary during the Term of the first day of the first Lease Year. The period, if any, from the Commencement Date to the beginning of the first Lease Year shall be treated as if it were part of the first Lease Year under this Lease for all purposes.

17.           COMPLETION OF IMPROVEMENTS. Landlord agrees to promptly proceed to prepare the Premises for Tenant’s occupancy in accordance with the terms of this Lease and in accordance with the work schedule attached hereto as Exhibit “D”.

18.           BASE RENTAL; SECURITY DEPOSIT.

(a)           Beginning with the Commencement Date, Tenant shall pay in advance to Landlord at Landlord’s Address For Rental Payments, or at such other place as Landlord shall designate in writing, promptly, without demand, deduction or offset, on the first day of each month during the Term the Base Rental, which shall be adjusted from time to time as provided in Paragraph 11 hereof. If the Term commences on a day other than the first day of a month, or terminates or expires on a day other than the last day of a month, the Base Rental for such partial month shall be prorated based upon the actual number of days in such a month. In the event the Base Rental to be paid hereunder, or other charges as hereinafter provided, is not received by Landlord by the fifth (5th) day of the month due, Landlord shall have the right to impose a late charge of five percent (5%) of all amounts past due.

(b)           Simultaneously with the execution of this Lease, Tenant shall pay to Landlord the Initial Installment. Such sum shall be applied by Landlord to the first installment(s) of Base Rental as they become due hereunder.

(c)           With the execution of this Lease, Tenant has also deposited with Landlord the Security Deposit for the performance by Tenant of all the terms, covenants and conditions of this Lease. Unless required to do so by law, Landlord shall have no obligation to segregate the Security Deposit from any other funds of Landlord, and interest earned on the Security Deposit shall belong to Landlord. The Security Deposit shall not be considered advance payments of rental or a measure of Landlord’s damages, in a default by Tenant. Landlord shall have the right to apply any part of the Security Deposit to cure any default of Tenant, and, if Landlord does so, Tenant shall, upon demand, deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on deposit at all times during the Term. In a sale or lease of the Building, Landlord shall transfer the Security Deposit to the purchaser or lessee, and Landlord shall thereupon be released from all liability for the return of the Security Deposit, and Tenant shall look solely to the successor of Landlord for the return of the Security Deposit.

19.           ADDITIONAL RENT.

(a)           The following terms, as used in this Lease, shall have the following meanings:

“Escalation Year” means each calendar year, commencing with the first full calendar year following the calendar year in which the Commencement Date occurs, falling, in whole or in part, within the Term.

“Operating Expenses” are defined in Exhibit “C”.

“Base Year” shall mean the Operating Expenses incurred by Landlord for Calendar Year 2007.

“Excess Expenses” means the amount by which the annual Operating Expenses incurred by Landlord during each successive Escalation Year exceed the Operating Expenses incurred by the Landlord during the Base Year, or for Calendar Year 2007.

“Tenant’s Share” means the ratio of rentable square footage leased to the Tenant in the Building to the rentable square footage of the four buildings located at 2300 Riverchase Center (presently 44,228 square feet) whether such buildings are rented or not.

(b)                In addition to the Base Rent, Tenant shall pay to Landlord all charges and other amounts hereof as additional rent (the “Additional Rent”), which shall be payable to Landlord a the time and place that the Base Rent is payable and Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent. Tenant’s estimated monthly Additional Rent for 2007 is as follows: (a) Real Estate Taxes - $3,869.95; (b) Insurance - $847.70; and (c) Common Area Maintenance - $7,002.77 for a total of $11,720.42. In addition to the foregoing, any and all sums which may become due and payable to Landlord pursuant to the terms of the Lease shall be treated as so much Additional Rent. The term “Rent” as hereinafter used shall collectively constitute both Base Rent and Additional Rent payable by Tenant under this Lease. Provided, however, Additional Rent shall be considered Rent for purposes of default, but shall not be deemed Rent with respect to government taxation, wage, price and rent controls unless specifically required by law. Thereafter, if the said Rent is not paid by the fifth (5th) day of each month, a late charge of five percent (5%) of the Rent then due shall become due and payable. Should a check for any payment be returned due to insufficient funds or for any other reason, a charge of twenty dollars ($20.00) per each return shall immediately become due and payable.

(c)                As soon as practical prior to the beginning of each Escalation Year (including during any extension or renewal of the Term), Landlord shall deliver to Tenant a statement setting forth (i) Landlord’s projection of the Operating Expenses for the upcoming Escalation Year, (ii) Tenant’s Share for the upcoming Escalation Year and (iii) a computation of the monthly installments to be paid by Tenant toward Tenant’s Share for the upcoming Escalation Year, which amount shall be one-twelfth (1/12) of the amount determined pursuant to (ii) above. In the event such statement is not delivered until after the commencement of the Escalation Year, Tenant shall continue to pay Tenant’s Share based on the prior year’s statement until the statement for the then-current Escalation Year is delivered, and when such statement is delivered, Tenant shall pay to Landlord the amount by which the monthly installments of Tenant’s Share shown on such statement exceed the installments of Tenant’s Share actually paid by Tenant for the expired months in the then-current Escalation Year within thirty (30) days after the rendering of such statement by Landlord, and from and after the delivery of such statement Tenant shall pay to Landlord in advance on the first day of each calendar month following the rendering of such statement the monthly installments provided for in such statement, such payments to continue until another statement is rendered. If at any time it appears to Landlord that Tenant’s Share for such Escalation Year will exceed Landlord’s prior estimate of Tenant’s Share for such Escalation Year by more than five percent (5%), Landlord shall have the right to revise, by notice to Tenant, its estimate for such Escalation Year, and subsequent payments by Tenant for such Escalation Year shall be based upon the revised estimate of Tenant’s Share for such Escalation Year.

(d)                Commencing with Landlord’s statement delivered following the beginning of the second full Escalation Year occurring during the Term, Landlord shall also set forth (i) the actual amount of the Operating Expenses incurred during the preceding Escalation Year, and (ii) any underpayment or overpayment by Tenant based on Tenant’s monthly payment(s) (if any) of Tenant’s Share made during the preceding Escalation Year. In the event of any underpayment by Tenant, Tenant shall pay the full amount of such deficiency to Landlord within thirty (30) days of receipt of Landlord’s statement. Any overpayment by Tenant shall, at Landlord’s option, either be (i) paid to Tenant within thirty (30) days of delivery of Landlord’s statement, or (ii) applied to Tenant’s Share as projected for the ensuing calendar year.

(e)                For the Escalation Year in which the Term expires, Landlord shall prorate Tenant’s Share based on the number of days of such Escalation Year falling within the Term. In any underpayment, Tenant shall promptly pay the full amount thereof to Landlord. If Tenant has overpaid, Landlord shall promptly reimburse Tenant the full amount of such overpayment.

(f)                 If the Building is not fully occupied during any calendar year of the Term, including for purposes hereof the Base Year, the Operating Expenses and the Excess Expenses for purposes of this Paragraph 19 shall be determined as if the Building had been fully occupied during such calendar year (and fully assessed for real estate tax purposes). For the purposes of this Paragraph 19, “fully occupied” shall mean occupancy of 95% of the rentable area of the Building.

20.           BROKERAGE DISCLOSURE. COLONIAL PROPERTIES SERVICES, INC. (“CPSI”) HAS REPRESENTED LANDLORD IN THIS LEASE. HAZELRIG REALTY COMPANY HAS REPRESENTED TENANT IN THIS LEASE. EACH OF CPSI AND HAZELRIG REALTY COMPANY SHALL BE PAID A COMMISSION BY LANDLORD PURSUANT TO THE TERMS OF A SEPARATE AGREEMENT. Each of Landlord and Tenant shall indemnify the other from the claims of any other brokers making a claim through such party.

21.           USE.  The Premises shall be used for any lawful purpose associated with the business of Tenant and for no other purposes. Additionally, the use must be compatible to other uses in the park and not create a nuisance for the other tenants in the park. The Premises shall not be used for any illegal purposes, nor in violation of any regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building. Tenant shall, at its own expense, promptly comply with any and all municipal, county, state and federal statutes, regulations and/or requirements applicable or relating to the use, occupancy or condition of the Premises.

22.           TENANT’S ACCEPTANCE. Tenant acknowledges that it has been afforded an opportunity to inspect the Premises and accepts the Premises “as is” and as suited for Tenant’s intended use thereof, subject only to the provisions of Paragraph 17. Upon completion of the improvements contemplated by Paragraph 17, or occupancy of the Premises by Tenant, whichever first occurs, Tenant shall be deemed to have accepted any improvements made since the date hereof, subject only to items detailed on a punch list to be agreed upon by Landlord and Tenant prior to Tenant’s occupancy of the Premises.

23.           ASSIGNMENT AND SUBLETTING.

(a)                Tenant shall not, whether by operation of law or otherwise, assign, transfer, hypothecate or otherwise encumber this Lease or any interest herein and shall not sublet or permit the use by others of the Premises or any portion thereof without obtaining in each instance Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold or delay. Any such assignment, sublease, transfer or hypothecation without Landlord’s prior written consent shall be void and shall, at Landlord’s option, constitute a default under this Lease. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall release Tenant from any of its obligations hereunder or be deemed to constitute Landlord’s consent to any assignment, sublease, transfer or hypothecation, and in any event, Tenant shall remain primarily liable on this Lease for the entire Term hereof and shall in no way be released from the full and complete performance of all the terms, conditions, covenants and agreements contained herein.

(b)                If Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord prior written notice, which notice shall specify (i) the name and business of the proposed assignee or sublessee, (ii) the amount and location of the space affected, (iii) the proposed effective date and duration of the subletting or assignment, and (iv) the proposed rental or other consideration to be paid to Tenant by such sublessee or assignee. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (1) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will on that date be relieved of all further obligations to pay rent hereunder as to such space, (2) to permit Tenant to assign or sublet such space, in which event if the proposed rental between Tenant and sublessee for the space affected is greater than the Base Rental as adjusted under this Lease applicable to the space affected, or if consideration other than rental is paid to Tenant by such assignee or sublessee with respect to the affected space, then fifty percent (50%) of such excess rental and other consideration received by Tenant (after deduction of the reasonable expenses incurred by Tenant in connection with such assignment or subletting) shall be deemed additional rent owed by Tenant to Landlord under this Lease, and the amount of such excess shall be paid by Tenant to Landlord in the same manner that Tenant pays the Base Rental hereunder and in addition thereto, (3) to withhold consent to Tenant’s assigning or subleasing such space and to continue this Lease in full force and effect as to the entire Premises, or (4) to consent to Tenant assigning or subleasing such space, subject to Landlord’s approval of the assignment or sublease document. If Landlord should fail to notify Tenant in writing of such election within said fifteen (15) day period, Landlord shall be deemed to have elected option (3) above. Tenant agrees to reimburse Landlord in an amount of $1,000.00 for Landlord’s attorneys’ fees and costs incurred in connection with the processing and documentation of each request made pursuant to this Paragraph. Notwithstanding the giving by Landlord of its consent to any assignment or sublease with respect to the Premises, no such assignee or sublessee may exercise any expansion option, right of first refusal option, or renewal option under this Lease except in accordance with a separate written agreement entered into directly between such assignee or sublessee and Landlord, and, absent Landlord’s written agreement to the contrary, all option rights of Tenant, and all lease rights of Tenant created pursuant to the exercise of any option rights, with respect to any space so assigned or subleased shall be extinguished.

(c)                The sale or transfer of Tenant’s voting stock (if a corporation) or a partnership interest (if a partnership) or member interest (if a limited liability company) in Tenant resulting in the transfer of control of a majority of such stock or interest, or the occupancy of the Premises by any successor firm of Tenant or by any firm into which or with which Tenant may become merged or consolidated shall be deemed an assignment of this Lease requiring the prior written consent of Landlord; provided, however that the foregoing shall not apply and the original Tenant named herein shall not be required to obtain Landlord’s consent to transactions with a corporation into or with which Tenant is merged or consolidated or with an entity to which substantially all of Tenant’s assets are transferred (provided such merger or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and provided further, that the assignee has a net worth at least equal to or in excess of the greater of (x) the net worth of Tenant immediately prior to such merger or transfer) or (y) the net worth of Tenant as of the date of this Lease. Notwithstanding anything to the contrary contained herein, the proviso in the immediately preceding sentence shall apply only if (i) on the effective date of such merger or consolidation, Tenant is not in default after notice and expiration of any applicable grace periods of any of the terms, covenants or conditions of this Lease and (ii) in connection with such merger or consolidation Tenant gives prior notice thereof to Landlord and furnishes reasonable information to Landlord substantiating such assignee’s satisfaction of the net worth requirements contained in such proviso.

(d)                Notwithstanding anything to the contrary contained in this Paragraph 22, the provisions of Paragraph 22(a) hereof shall not apply and the original Tenant named herein shall not be required to obtain Landlord’s consent if Tenant desires to assign this Lease or sublease all or a portion of the Premises to an affiliate of Tenant, provided the use of the Premises shall not be affected thereby and in any event that the use of the Premises shall be consistent with quality of the other tenants in the development, will not require a level of services than that required by Tenant and shall comply with the provisions of this Lease. As used in this subparagraph (d), the term “affiliate” shall mean an individual, partnership, corporation, unincorporated association or other entity controlling, controlled by or under common control with Tenant and for the purposes of the foregoing, “control” shall mean ownership of a majority of the legal and beneficial interest in such corporation or other entity, together with the ability to direct the management, affairs and operations thereof. In the event that Tenant assigns this Lease in accordance with this subparagraph (d), the assignee of this Lease shall execute an assignment and assumption agreement in a form reasonably acceptable to Landlord. Notwithstanding anything to the contrary contained herein, the provisions of this subparagraph (d) shall apply only if, on the effective date of such assignment, or the commencement date of any sublease, Tenant is not in default after notice and the expiration of any applicable grace period of any of the terms, covenants or conditions of this Lease. Any assignment of this Lease and/or subletting of all or a portion of the Premises to an affiliate of Tenant shall not relieve the original Tenant of its obligations under this Lease.

24.           HOLDING OVER.  If Tenant remains in possession after the expiration of the Term, or the termination of this Lease, it shall be a tenant at sufferance only and there shall be no renewal hereof by operation of law. In such event, such occupancy shall be at an amount equal to one hundred fifty percent (150%) of the Base Rental in effect immediately prior to the expiration or termination of this Lease and shall otherwise be subject to all of the covenants and provisions of this Lease. Tenant shall be liable to Landlord for all damages incurred by Landlord as a result, in whole or in part, of Tenant’s failure to deliver possession of the Premises to Landlord upon expiration or termination of the Term.

25.           ALTERATIONS AND IMPROVEMENTS.

(a)                No alteration in, or addition to, the Premises will be made without first obtaining Landlord’s prior written consent, which Landlord may grant or withhold for any reason or for no reason, and any such work consented to, although paid for by Tenant, will be done by Landlord with Landlord reserving the right to charge Tenant a fee equal to five percent (5%) of the cost of the work for supervision of such alterations or additions, unless the alterations are not structural or mechanical in nature and are under $10,000 in cost.

(b)                All erections, additions, fixtures and improvements, whether temporary or permanent in character (except only the trade fixtures, Tenant’s equipment used in the manufacturing and shipment of its products and movable office furniture of Tenant) made in or upon the Premises, shall be and remain Landlord’s property and shall remain upon the Premises at the expiration or earlier termination of this Lease, with no compensation to Tenant. Landlord reserves the right to require Tenant to remove any such improvements or additions at the termination hereof or within fifteen (15) days thereafter. Landlord may, at its election, repair any damage to the Premises caused by or in connection with the removal of any articles of personal property, business or trade fixtures, alterations, improvements and installations, and all costs for such repairs shall be at Tenant’s expense.

(c)                After completion of plans for any alteration or addition to the Premises contemplated by Tenant, including without limitation the plans for the initial alterations and additions to prepare the Premises for Tenant’s occupancy, Landlord will detail any items that Tenant will be required to remove at the expiration of the Lease.

26.           REPAIRS TO THE PREMISES.  Landlord shall not be required to make any repairs or improvements to the Premises, except structural repairs necessary for safety and tenantability. Tenant shall, at its own cost and expense, keep in good repair all portions of the Premises, including but not limited to windows, glass and plate glass, doors, interior walls and finish work, floors and floor coverings, and supplemental or special heating and air conditioning system, and shall take good care of the Premises and its fixtures and permit no waste, except normal wear and tear with due consideration for the purpose for which the Premises are leased.

27.           ENTRY BY LANDLORD. Upon prior reasonable notice to Tenant (except in the case of any emergency), Landlord or its agents may enter the Premises at reasonable hours to exhibit same to prospective purchasers or tenants, to inspect the Premises to see that Tenant is complying with all of its obligations hereunder, and to make repairs, improvements, alterations or additions which Landlord shall deem necessary for the safety, preservation or improvement of the Building or to make repairs or modifications to any adjoining space.

28.           DEFAULT AND REMEDIES.

(a)                In addition to the circumstances hereinbefore set forth, the occurrence of any of the following shall constitute a default of this Lease by Tenant: (i) the filing of any voluntary petition or similar pleading under any section or sections of any bankruptcy or insolvency act by or against Tenant or the institution of any voluntary or involuntary proceeding in any court or tribunal to declare Tenant insolvent or unable to pay Tenant’s debts as they mature and, in the case of an involuntary petition or proceeding, the petition or proceeding is not dismissed within forty-five (45) days from the date it is filed, or the making of an assignment for the benefit of its creditors by Tenant, or the appointment of a trustee or receiver for Tenant or for the major part of Tenant’s property; (ii) Tenant’s failure to pay the monthly Base Rental, Additional Rent or any other sum due hereunder, if such nonpayment continues for five (5) or more days after the date notice of such late payment is provided to Tenant; (iii) Tenant’s default in the prompt and full performance of any other provision of this Lease and Tenant does not cure the default within twenty (20) days (or such longer period if such cure cannot be completed within such 20-day period and Tenant commences to cure such default within such 20-day period and thereafter diligently and continuously pursues such cure to completion) after written demand by Landlord that the default be cured (unless the default involves a condition dangerous to person or property, or which will become worse if no immediate action is taken to cure such default, in which event such default shall be cured forthwith upon Landlord’s demand); (iv) Tenant shall do or permit to be done anything that creates a lien upon the Premises or the Building which lien must be removed by Tenant within twenty (20) days. Landlord shall have no obligation to notify Tenant of any material defaults of this Lease on more than two (2) occasions during any Lease Year, and an event of default shall be deemed to have occurred hereunder in such circumstances without the necessity of any prior notice by Landlord or opportunity to cure by Tenant.

(b)           Upon the occurrence of any default by Tenant as aforesaid, Landlord, in addition to any and all other rights or remedies it may have at law or in equity, shall have the option of pursuing any one or more of the following remedies:

(i)                Landlord shall have the immediate right of reentry and may remove all property from the Premises to a warehouse or elsewhere at the cost of, and for the account of Tenant, all without being deemed guilty of trespass or becoming liable for any loss, damage or damages which may be occasioned thereby;

(ii)               Landlord may terminate this Lease by giving notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, with the same force and effect as though the date so specified were the date herein originally fixed as the expiration date of the Term of this Lease, and all rights of Tenant under this Lease and in and to the Premises shall expire and terminate, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice;

(iii)              Landlord may terminate this Lease as provided in subparagraph 28(b)(ii) hereof and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, a sum which, at the date of such termination, represents the then present value (calculated at the rate of twelve percent (12%) interest per annum) of the excess, if any, of (A) the Base Rental (including without limitation, increases in Base Rental pursuant to Paragraph 11 hereof), Additional Rent, and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full term hereby granted, over (B) the aggregate reasonable rental value of the Premises (less reasonable brokerage commissions, attorneys’ fees and other costs relating to the reletting of the Premises) for the same period, all of which excess sum shall be deemed immediately due and payable;

(iv)          Landlord may, from time to time without terminating this Lease, and without releasing Tenant in whole or in part from Tenant’s obligation to pay Base Rental, Additional Rent and all other amounts due under this Lease and perform all of the covenants, conditions and agreements to be performed by Tenant provided in this Lease, make such alterations and repairs as necessary to relet the Premises, and, after making such alterations and repairs, Landlord may, but shall not be obligated to, relet the Premises or any part thereof for such term (which may be for a term extending beyond the Term of this Lease) at such rental and upon such other terms and conditions as Landlord in its sole discretion may deem advisable or acceptable; upon each reletting, all rentals received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any reasonable, out-of-pocket costs and expenses of such reletting, including brokerage fees and attorneys’ fees, and of costs of such alterations and repairs; third, to the payment of the Base Rental, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied against payments of future Base Rental, Additional Rent or other charges as the same may become due and payable hereunder. In no event shall Tenant be entitled to any excess rental received by Landlord over and above charges that Tenant is obligated to pay hereunder, including Base Rental, Additional Rent and all other charges; if such rentals received from such reletting during any month are less than those to be paid during the month by Tenant hereunder, including Base Rental, Additional Rent and all other charges, Tenant shall pay any such deficiency to Landlord, which deficiency shall be calculated and paid monthly. Tenant shall also pay Landlord as soon as ascertained and upon demand all costs and expenses incurred by Landlord in connection with such reletting and in making any alterations and repairs which are not covered by the rentals received from such reletting; notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(c)           All sums past due from Tenant under this Lease shall bear interest at eighteen percent (18%) per annum, but in no event in excess of the maximum lawful rate, from due date until paid in full.

(d)           Tenant shall and hereby agrees to pay all reasonable, out-of-pocket costs and expenses incurred by Landlord in enforcing any of the covenants and agreements of this Lease, or as a result of an action brought by Landlord against Tenant for an unlawful detainer of the Premises, and all such costs, expenses and attorneys’ fees shall, if paid by Landlord, be paid by Tenant to Landlord within fifteen (15) days of Landlord’s written demand therefor, together with interest at eighteen percent (18%) per annum, but in no event in excess of the maximum lawful rate, from the date of Landlord’s payment thereof.

(e)           In the event of a default hereunder beyond applicable periods of notice and cure, Landlord may declare Tenant in default under any or all other agreements between Landlord and Tenant or any affiliate of Tenant, whether in effect now or following the date of this Lease.

29.           LANDLORD’S SERVICES.

(a)           Landlord shall at its sole expense arrange to have the necessary mains and conduits to bring water, sewer service and electricity to the Premises. Tenant shall pay for all utilities used at the Premises for any purpose. Tenant agrees to pro rate utilities with the adjacent tenant(s) when applicable, based on each Tenant’s pro rata share of the space occupied and using Tenant’s power meter.

(b)           Landlord may, if it so elects, furnish one or more utilities to Tenant and in such event, Tenant shall purchase the use of such service as it is tendered and shall pay on demand as Additional Rent the amount established therefor by Landlord, which amount shall not exceed the amount which would have been charged for the same service if furnished by the appropriate local utility company. Landlord may at any time discontinue the furnishing of such utility service without obligation to Tenant other than to make available tot he Premises the public utility furnishing such service. Tenant shall pay the cost of connecting any such utility service to the Premises. Landlord shall not be liable for any interruption whatsoever in utility service, whether or not furnished by Landlord, which is due to fire, accidents, strikes, acts of God or other casualties, conditions or causes beyond Landlord’s reasonable control or in order to make alterations, improvements or repairs in cases where such interruption cannot otherwise be reasonably avoided by Landlord. Landlord reserves and shall at all times have the right to cut off and discontinue on ten (10) days’ written notice to Tenant all utility services in the event Tenant has failed to pay any amounts and fails to cure such default within said notice period.

(c)           In the event Landlord elects to furnish the utilities as set for in Section “b” hereof and after the Landlord has been billed for such utilities, Landlord will, in turn, bill Tenant for its pro rata share thereof unless Landlord has installed or caused to be installed separate meters. As used in this Section, the word “pro rata” shall mean the percentage of space Tenant occupies in the area of the complex served by the applicable meter. Tenant’s obligation to pay for utilities under this Section “c” shall be treated as so much Additional Rent as defined in Section 7 hereof.

(d)           Tenant shall at its own cost maintain the HVAC system in good order and repair. If HVAC systems are not maintained in good order and repair, Tenant shall be responsible for all cost of repair to the units. Tenant shall contract with a qualified HVAC service company for a quarterly service contract at Tenant’s expense. Tenant shall be responsible for any costs for repairs up to Seven Hundred Fifty Dollars ($750.00) per instance. Landlord shall be responsible for any costs for repairs above Seven Hundred Fifty Dollars ($750.00) per instance subject to Tenant meeting the service contract obligation above.

30.           DESTRUCTION OF PREMISES. Should the Premises be so damaged by fire or other cause that rebuilding or repairs cannot, in the opinion of Landlord’s architect, be completed within one hundred eighty (180) days from the date of the fire, or other cause of damage, then either Landlord or Tenant may terminate this Lease by written notice to the other given within thirty (30) days of the date of such damage or destruction, in which event rent shall be abated from the date of such damage or destruction. However, if the damage or destruction is such that rebuilding or repairs can be completed within one hundred eighty (180) days, Landlord covenants and agrees, subject to the provisions of this Paragraph 30, to make such repairs with reasonable promptness and dispatch and to allow Tenant an abatement in the rent for such time as the Premises are untenantable or proportionately for such portion of the Premises as shall be untenantable, and Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. Such repairs and restoration relating to Tenant’s initial leasehold improvements or improvements otherwise made by or for Tenant shall be made at Tenant’s expense in accordance with plans and specifications approved by Landlord and Tenant. Repairs and restoration to base Building improvements required by this Lease to be furnished by Landlord at its expense (other than Tenant’s initial leasehold improvements) shall be made at Landlord’s expense. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment or other property belonging to Tenant; nor shall Landlord have any obligation to incur any cost to repair, reconstruct or restore the Premises or the Building in excess of insurance proceeds from the casualty necessitating such work that are made available to Landlord, under its sole control, for such work. Notwithstanding anything to the contrary contained in this Paragraph, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty occurs during the last twelve (12) months of the Term.

31.           CONDEMNATION OF PREMISES.

(a)           If any part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, Landlord shall have the right, at its option, to terminate this Lease effective as of the date possession is taken by said authority (unless all of the Premises are so taken in which case this Lease shall terminate), and shall be entitled to any and all income, rent or award and any interest thereon whatsoever which may be paid or made in connection with such public or quasi-public use or purpose. Tenant hereby assigns to Landlord its entire interest in any and all such awards, and shall have no claim against Landlord for the value of any portion of the unexpired Term. If a part of the Premises shall be so taken or appropriated, and Landlord does not elect to terminate this Lease, the Base Rental thereafter to be paid shall be reduced by an amount bearing the same ratio to the total amount of Base Rental as the rentable area of the Premises so taken bears to the entire Premises.

(b)           If any part of the Building other than the Premises shall be so taken or appropriated, Landlord shall have the sole right, at its option, to terminate this Lease and shall be entitled to the entire award as above provided, and in such case Tenant shall likewise have no claim against Landlord for the value of any unexpired Term of this Lease.

(c)           Nothing hereinbefore contained shall be deemed to deny to Tenant its right to claim from the condemning authority compensation or damages for its trade fixtures and personal property, provided the condemning authority makes a separate award therefor.

32.           INSURANCE/INDEMNIFICATION.

(a)           Tenant shall carry special form/all risk insurance insuring Tenant’s interest in the improvements and betterments to the Premises, including initial improvements installed by Landlord, and any and all furniture, equipment, supplies and other property owned, leased, held or possessed by it and contained therein, in an amount equal to the full replacement cost thereof, subject to deductible amounts reasonably satisfactory to Landlord, plus business interruption insurance respecting Tenant’s business conducted from the Premises in an amount reasonably satisfactory to Landlord. Tenant shall also procure and maintain throughout the Term a policy or policies of commercial general liability insurance, including contractual liability, insuring Tenant, Landlord, any manager of the Building, the asset manager of the Building, and any mortgagee which has an interest in or lien upon the Building, as additional insureds, against any and all liabilities for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises, or arising out of the condition, use or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant or its agents, employees or licensees in the Premises, or other portions of the Building, Building site and adjacent parking areas in amounts not less than $3,000,000.00 with respect to any one casualty or occurrence and $1,000,000.00 with respect to property damage, including fire legal liability. Tenant shall also carry such other types of insurance in form and amount which Landlord shall reasonably deem to be prudent for Tenant to carry, should the circumstances or conditions so merit Tenant carrying such type of insurance. To the full extent permitted by law, Tenant waives all right of recovery against Landlord for, and agrees to release Landlord from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant.

(b)           All insurance policies procured and maintained by Tenant pursuant to this Paragraph 32 shall be carried with companies licensed to do business in the State of Alabama with a Best policyholder rating of not less than A, and a Best financial size rating of not less than VIII, and shall be noncancelable and not subject to material change except after thirty (30) days written notice to Landlord and any designees of Landlord. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord prior to the date that Tenant takes possession of the Premises, and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

(c)           Tenant shall have included in all policies of fire, extended coverage, business interruption and loss of rents insurance obtained by Tenant hereunder, a waiver by the insurer of all right of subrogation against Landlord in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by Tenant. To the full extent permitted by law, Tenant waives all right of recovery against Landlord for, and agrees to release Landlord from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant.

(d)           Tenant hereby indemnifies and holds Landlord and its agents and employees, harmless from and against any injury, expense, damage, liability or claim, imposed on Landlord and its agents and employees, by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or Park or of any other person in or about the Building, or administrative or criminal action by a governmental authority, whether such injury, expense, damage, liability or claim results from the act, omission, negligence, misconduct or breach of any provisions of this Lease by Tenant, the agents, servants, invitees or employees of Tenant or from any accident or incident occurring within the Premises, however and by whomever caused, including, but not limited to Tenant’s breach of its obligations and covenants under Paragraph 38 with respect to Hazardous Substances. Tenant further agrees to reimburse Landlord and its agents and employees for any costs or expenses, including, but not limited to, court costs and reasonable attorneys’ fees, which Landlord and its agents and employees may incur in investigating, handling or litigating any such claim or any action by a governmental authority.

(e)           Landlord hereby indemnifies and holds Tenant and its agents and employees, harmless from and against any injury, expense, damage, liability or claim, imposed on Tenant and its agents and employees, by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or Park or of any other person in or about the Building, or administrative or criminal action by a governmental authority, whether such injury, expense, damage, liability or claim results from the act, omission, negligence, misconduct or breach of any provisions of this Lease by Landlord, the agents, servants, invitees or employees of Landlord. Landlord further agrees to reimburse Tenant and its agents and employees for any costs or expenses, including, but not limited to, court costs and reasonable attorneys’ fees, which Tenant and its agents and employees may incur in investigating, handling or litigating any such claim or any action by a governmental authority.

33.           NOTICES. Every notice, demand or request hereunder shall be in writing and shall be deemed to have been properly given on the date delivered personally or by courier (including a nationally recognized overnight delivery service), with a signed receipt, or two (2) business days following deposit with the United States Postal Service (or any official successor thereto) designated certified mail, return receipt requested, bearing adequate postage and addressed as designated in Paragraph 1 of the Lease. The address so designated may be changed by thirty (30) days prior written notice from time to time, Copies of any notice, demand or request made by Landlord to Tenant shall also be sent in the same manner to the following address: Mintz Levin Cohn Ferris Glovsky & Popeo PC, 666 Third Avenue, New York, NY 10017; Att: Stephen Curley, Esq.

34.           SUCCESSORS AND ASSIGNS; ATTORNMENT. The covenants, conditions and agreements herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its heirs, executors, administrators, successors and assigns, and shall inure to the benefit of Tenant and only such assigns of Tenant to whom the assignment by Tenant has been consented to by Landlord. Nothing contained in this Lease shall in any manner restrict Landlord’s right to assign or encumber this Lease in its sole discretion. Should Landlord assign this Lease as provided for above, or should Landlord enter into a security deed or other mortgage affecting the Premises and should the holder of such deed or mortgage succeed to the interest of Landlord, Tenant shall be bound to said assignee or any such holder under all the terms, covenants and conditions of this Lease for the balance of the Term hereof remaining after such succession, and Tenant shall attorn to such succeeding party as its Landlord under this Lease promptly under any such succession. Tenant agrees that should any party so succeeding to the interest of Landlord require a separate agreement of attornment regarding the matters covered by this Lease, then Tenant shall enter into any such “attornment agreement,” provided the same does not modify any of the provisions of this Lease and has no adverse effect upon Tenant’s continued occupancy of the Premises.

35.           SEVERABILITY. If any provision or provisions, or if any portion of any provision or provisions, in this Lease is or are ultimately determined by a court of law to be in violation of any local, state or federal law, or public policy, and if such court shall declare such portion, provision or provisions of this Lease to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Landlord and Tenant that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Lease shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and that the rights, obligations and interests of Landlord and Tenant under the remainder of this Lease shall continue in full force and effect, unless the amount of Base Rental, Additional Rent or other charges payable hereunder is thereby decreased, in which event Landlord may terminate this Lease.

36.           SUBORDINATION; ESTOPPEL CERTIFICATES. Tenant agrees that this Lease is and shall remain subject and subordinate to all present and future mortgages, deeds to secure debt or other security instruments, including all advances, amendments, modifications, renewals, consolidations and extensions thereof (the “Security Deeds”) affecting the Building or the Premises. The terms of this provision shall be self-operative and no further instrument or subordination shall be required. Tenant, however, upon request of any party in interest shall, within ten (10) days after written request, execute and deliver to such interested party such certificate or certificates in writing as may be requested, showing the subordination of the Lease to such Security Deeds. In addition, Tenant shall, within ten (10) days after written request, at any time and from time to time execute, acknowledge and deliver to Landlord a written statement addressed to Landlord, any mortgagee or assignee of Landlord’s interest in, or purchaser of, the Building or any portion thereof, certifying as follows: (i) that this Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (ii) that to the best of its knowledge there are no uncured defaults on the part of Landlord (or if any such default exists, the specific nature and extent thereof); (iii) that there are no defenses or offsets against the enforcement of the Lease (or stating those claimed by Tenant); (iv) the date to which any rents and other charges have been paid in advance, if any; and (v) such other matters as Landlord or such mortgagee, assignee or purchaser may reasonably request. Any such certificate or statement shall, at Landlord’s request, be in recordable form and be recorded in the public records, and may be relied upon by Landlord, any mortgagee, proposed mortgagee, assignee, purchaser and any other party to whom such certificate or statement is addressed. Tenant’s failure to execute such certificate or statement within ten (10) days after written request shall constitute an immediate default by Tenant hereunder, without the requirement of any further notice, grace period or cure period. Should Landlord encumber the property, Landlord will provide Tenant with a reasonably acceptable non-disturbance agreement. Should Tenant require an Estoppel from Landlord, Landlord will furnish a document reasonably acceptable to Landlord and Tenant.

37.           HAZARDOUS SUBSTANCES. Tenant hereby covenants and agrees that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of in the Building or any part thereof, except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Premises for Tenant’s permitted use, but only so long as the quantities thereof do not pose a threat to public health or to the environment, and so long as Tenant strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use or production of such Hazardous Substances. For purposes of this Paragraph 38, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or the list of toxic pollutants designated by Congress or the EPA which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively “Environmental Laws”). Tenant shall indemnify and hold Landlord harmless from and against any loss, liability, damages and costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements) that Landlord may at any time suffer solely by reason of Tenant’s using, transporting, storing, releasing, handling, producing or installing any Hazardous Substances in, on or from the Premises in violation of Environmental Laws. The obligations of Tenant under this Paragraph 38 shall survive any expiration or termination of this Lease. Additionally, Tenant must notify Landlord prior to bringing any hazardous substances to the property and receive Landlord’s written approval, which approval shall be at Landlord’s sole discretion.

38.           DAMAGE OR THEFT OF PERSONAL PROPERTY. All personal property brought into the Premises by Tenant, or Tenant’s employees, agents, or business visitors, shall be at the risk of Tenant only, and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any act of co-tenants, occupants, invitees or other users of the Building or any other person. Landlord shall not at any time be liable for damage to any property in or upon the Premises, which results from gas, smoke, water, rain, ice or snow which issues or leaks from or forms upon any part of the Building or from the pipes or plumbing work of the same, or from any other place whatsoever.

39.           FORCE MAJEURE. In the event of strike, lockout, labor trouble, civil commotion, act of God, or any other cause beyond a party’s control (collectively “force majeure”) resulting in Landlord’s inability to supply the services or perform the other obligations required of Landlord hereunder, this Lease shall not terminate and Tenant’s obligation to pay Rent and all other charges and sums due and payable by Tenant shall not be affected or excused and Landlord shall not be considered to be in default under this Lease; provided, however, if such force majeure results in Tenant being deprived of the right to use and occupy all or any material portion of the Premises for a period is excess of fifteen (15) consecutive days, then Tenant shall have the right to terminate this Lease without liability to Landlord by delivering written notice of such termination to Landlord at any time on or after such fifteenth (15th) day. If, as a result of force majeure, Tenant is delayed in performing any of its obligations under this Lease, other than Tenant’s obligation to take possession of the Premises on or before the Commencement Date and to pay Rent and all other charges and sums payable by Tenant hereunder, Tenant’s performance shall be excused for a period equal to such delay and Tenant shall not during such period be considered to be in default under this Lease with respect to the obligation, performance of which has thus been delayed.

40.           SPECIAL STIPULATIONS.  If the special stipulations, if any, set forth in the special stipulations attachment to this Lease (Exhibit “F”) conflict with any of the foregoing provisions, the special stipulations shall control. Such special stipulations are expressly incorporated herein by this reference. Exhibits referenced in this Lease are a part of the Lease.

41.           FINANCIAL STATEMENTS. At any time during the term of this Lease, but not more than once per year, Tenant shall, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year and such other financial information as Landlord may reasonably request. Such financial statement shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. However, should Tenant desire to assign the Lease, Landlord shall have the additional right to review the Tenant’s current financial statement.

42.           MISCELLANEOUS.

(a)           This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord. Tenant has only a usufruct, not subject to levy and sale.

(b)           The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other term, covenant or any subsequent breach of the same or any other term, covenant or condition herein contained.

(c)           This Lease sets forth all the covenants, promises, agreements, conditions and undertakings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or undertakings other than as herein set forth.

(d)           Time is of the essence with respect to the performance of each of the covenants and agreements of this Lease; provided, however, that failure of Landlord to provide Tenant with any notification regarding adjustments in Base Rental, Additional Rent, or any other charges provided for hereunder, within the time periods prescribed in this Lease shall not relieve Tenant of its obligation to make such payments, which payments shall be made by Tenant at such time as notice is subsequently given.

(e)           The captions of this Lease are for convenience of reference only and in no way define, limit or describe the scope or intent of this Lease.

(f)            The laws of the State of Alabama shall govern the validity, performance and enforcement of this Lease.

(g)           In any law suit or court action between Landlord and Tenant arising out of or under this Lease, the prevailing party in such law suit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorneys’ fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action.

(h)           Landlord’s obligations and liability to Tenant with respect to this Lease shall be limited solely to Landlord’s interest in the Building (or, if the Building is sold, the proceeds of any sale of the Building for any liability that Landlord may have to Tenant under this Lease with respect to the period prior to such sale). Neither Landlord nor any joint venturers of Landlord, nor any officer, director, partner, shareholder or agent of Landlord or any joint venturers of Landlord, shall have any personal liability whatsoever with respect to this Lease.

(i)            The rules and regulations (the “Rules and Regulations”) attached as Exhibit “B” shall be and are hereby made a part of this Lease, and Tenant, its employees and agents, will perform and abide by said Rules and Regulations, and any amendments or additions to said Rules and Regulations made from time to time by Landlord.

(j)            If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.

(k)           So long as Tenant is in full compliance with the terms and conditions of this Lease, Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term against any and all claims made by, through or under Landlord, subject to the terms of this Lease.

(l)            The use of headings herein is solely for the convenience of indexing the various paragraphs hereof and shall in no event be considered in construing or interpreting any provision of this Lease.

(m)          The submission of this Lease does not constitute an offer to lease and this Lease shall be effective only upon the due execution and delivery hereof by Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have herein set their hands and seals, the day and year set forth below, effective as of the date first above written.

TENANT:

BIOHORIZONS IMPLANT SYSTEMS, INC.

By:	/s/ Bill Ross
Name:	Bill Ross
Title:	CFO
Date:	4/5/07

LANDLORD

COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Colonial Properties Trust
Its:	General Partner

By:	/s/ Robert A. Jackson
Robert A. Jackson
Title:	Executive Vice President

Date:	4-12-07

[Graphic]

EXHIBIT “B”

RULES AND REGULATIONS

1.             Sidewalks and public portions of the Building, such as entrances, passages, courts, elevators, vestibules, stairways, corridors or halls, shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises.

2.             No curtains, blinds, shades, louvered openings or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, heating, ventilating and air conditioning vents and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

3.             No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls. Signs on entrance door or doors shall conform to Building standard signs. Signs on doors shall, at Tenant’s expense, be inscribed, painted or affixed by sign makers approved by Landlord. Landlord may, if Tenant violates this provision, remove same without any liability, and any expense incurred in such removal shall be payable by Tenant.

4.             Water closets and other plumbing fixtures shall be used in a proper and safe manner. No sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by, through or under Tenant shall be borne by Tenant.

5.             Tenant shall not deface the Premises or Building. Tenant shall lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and, if linoleum or other similar floor covering is used, an interlining of builders deadening felt shall be first affixed to the floor by a paste or other material, soluble in water. The use of cement or other similar adhesive material for such purpose is prohibited.

6.             No bicycles, vehicles or animals (except seeing eye dogs) shall be brought into or kept in or about the Premises. No cooking shall be done or permitted by Tenant on the Premises except in conformity with law and then only in the utility kitchen, if any, as set forth in Tenant’s layout, which is to be used by Tenant’s employees and guests for heating beverages and light snacks. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

7.             [Intentionally deleted].

8.             Tenant shall not make, or permit to be made, any disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them.

9.             Neither Tenant, nor any of Tenant’s agents, employees, contractors, licensees or invitees, shall at any time put up or operate fans or electrical heaters or bring or keep upon the Premises inflammable, combustible or explosive fluid, or chemical substance, other than reasonable amounts of cleaning fluids or solvents required in the normal operation of Tenant’s business offices. No offensive gases or liquids will be permitted.

10.           No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant shall, upon termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, Tenant. Tenant shall pay to Landlord the cost of any replacement keys. Tenants shall not, under any circumstances, have any duplicate keys made.

11.           All moves in or out of the Premises, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place during the hours which Landlord determines for such activity from time to time. Only the Building freight elevator shall be used for such purposes. Tenant will ensure that movers take necessary measures required by Landlord to protect the Building (e.g., windows, carpets, walls, doors and elevator cabs) from damage. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates these Rules or the Lease.

12.           Tenant shall not place any furniture, accessories or other materials on any balconies located within or adjacent to the Premises without having obtained Landlord’s express written approval thereof in each instance.

13.           Landlord shall have the right to prohibit advertising by Tenant which in Landlord’s opinion tends to impair the reputation of the Building or its desirability as a building for offices. Upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

14.           Landlord reserves the right to exclude from the Building at all times other than business hours all persons who do not present a pass to the Building signed by Tenant. Tenant shall be responsible for all persons to whom it issues such a pass and shall be liable to Landlord for all acts of such persons.

15.           The Premises shall not be used for lodging or sleeping.

16.           Landlord shall respond to Tenant service requests only after application at the management office for the Building.

17.           Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

18.           There shall not be used in any space, or in the public halls of the Building, either by Tenant or by its jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks, mail carts or mail bags shall be used in passenger elevators.

19.           All paneling or other wood products not considered furniture shall be of fire retardant materials. Before installation of such materials, certification of the materials’ fire retardant characteristics shall be submitted to Landlord, in a manner satisfactory to Landlord.

20.           Tenant shall not employ any persons other than the janitors retained by Tenant (who will be provided with pass-keys into the offices) for the purpose of cleaning the Premises. Landlord shall not be responsible to Tenant for any loss of property from the Premises, or for any damage done to furniture or other effects of Tenant by the janitor or any of its employees.

21.           No painting shall be done, nor shall any alterations be made, to any part of the Building by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or walls, nor shall any connection be made to the electric wires or electric fixtures, without the consent in writing on each occasion of Landlord. No sunscreen or other films shall be applied to the interior surface of any window glass. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole, and when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order at Tenant’s expense under the direction and to the satisfaction of Landlord, and shall be left whole and in good repair.

22.           Landlord will post on the Building directories one name only for Tenant at no charge. All additional names which Tenant shall desire put upon said directories must be first consented to by Landlord, and if so approved, a charge to Tenant will be made for each additional listing as prescribed by Landlord to be paid to Landlord by Tenant.

23.           Landlord reserves all vending rights, and in no event shall any vending machines be visible from the exterior of the Premises. Request for such service will be made to Landlord.

24.           Parking facilities for the Building, if any, shall be used by vehicles that may occupy a standard parking area only. The use of such parking facilities shall be limited to normal business parking and shall not be used for overnight parking.

25.           Smoking shall only be permitted in such areas as Landlord may from time to time designate. Landlord shall have the right, but not the obligation, to designate an area or areas inside or outside buildings in the Park as “Designated Smoking Areas.” Landlord shall have the right to change and or limit such Designated Smoking Areas and to enact future rules and regulations concerning smoking in such Designated Smoking Areas, including the right in Landlord’s discretion, to prohibit smoking in the Designated Smoking Areas or the right to refuse to designate Designated Smoking Areas. Tenant agrees to comply in all respects with Landlord’s prohibition and regulation of smoking and to enforce compliance against its employees, agents, invitees and other persons under the control and supervision of Tenant on Premises or the Park. Any violation of this provision shall be a default under this Lease and in addition and without limiting Landlord’s rights and remedies in consequence of such default, entitle Landlord to assess a monetary fine against Tenant for each violation of this Rule in the amount of $25.00 for the first violation, $50.00 for the second violation, and $100.00 for each subsequent violation. For purposes hereof, “smoking” means inhaling, exhaling, burning or carrying any lighted cigar, cigarette, pipe or other smoking equipment or device in any manner or form.

26.           Landlord reserves the right to modify or delete any of the foregoing Rules and to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Premises and Property, and for the preservation of good order therein. Landlord shall not be responsible to any tenant for the non-observance, or violation, of any of these Rules by other tenants. Landlord will use reasonable efforts to uniformly apply these rules to all of the Tenants in the Park.

EXHIBIT “C”

OPERATING EXPENSES

“Operating Expenses” shall mean the operating costs and expenses attributable to Landlord’s Property, as hereinafter defined, and delineated as follows:

1.               Costs and expenses paid or incurred by Landlord for the maintenance and repair of the Building, its grounds, and parking areas and facilities (hereinafter called “Landlord’s Property”) and the personal property used in connection therewith, including but not limited to (i) the heating, ventilating and air-conditioning equipment, (ii) plumbing, electrical and mechanical systems and equipment, (iii) light bulbs and broken glass, including replacement thereof, (iv) all supplies, tools, equipment and materials used in the operation, management, maintenance and access control of Landlord’s Property, and (v) elevators and escalators;

2.               Cost of all maintenance and service agreements for Landlord’s property and the equipment therein, including, but not limited to, security service, garage operators, window cleaning, elevator maintenance, HVAC maintenance, janitorial service, landscaping maintenance and customary landscaping replacement;

3.               Utility costs and expenses including, but not limited to, those for electricity, gas, steam, other fuels and forms of power or energy, water charges, sewer and waste disposal, heating and air conditioning;

4.               Costs and expenses of redecorating, painting and carpeting the common areas;

5.               Costs of all repairs, alterations, additions, changes, replacements and other items required by any law or governmental regulation, or by any insurance carrier, imposed or arising out of an interpretation made or issued after the date of this Lease, regardless of whether such costs, when incurred, are classified as capital expenditures, provided that such costs will be amortized by Landlord over their useful life;

6.               Costs of wages and salaries of all persons directly engaged in the operation, maintenance, repair and security of Landlord’s Property, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expense, costs of uniforms, and all other costs or expenses that Landlord pays to or on behalf of employees engaged in the operation, maintenance, repair and security of Landlord’s Property;

7.               Legal and accounting expenses incurred by Landlord in connection with the management, maintenance, operation and repair of Landlord’s property, including, but not limited to, such expenses as relate to seeking or obtaining reductions in and/or refunds of real estate taxes;

8.               Amortization, with interest, of capital expenditures for capital improvements made by Landlord after completion of the Building where such capital improvements are for the purpose of reducing Operating Expenses, promoting safety, or complying with governmental requirements;

9.               Landlord’s insurance costs and expenses for all types of insurance carried by Landlord applicable to Landlord’s Property;

10.             Security service costs and expenses;

11.             Management fees and expenses;

12.             Taxes, which shall mean (i) personal property taxes (attributable to the year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with Landlord’s Property for the operation thereof, and (ii) real estate taxes, assessments, community improvement district taxes and fees, sewer rents, rates and charges, transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate taxes) which may now or hereafter be levied or assessed against Landlord’s Property, any other improvements hereinafter constructed on Landlord’s Property, or the rents derived from Landlord’s Property and such other improvements (in case of special taxes or assessments which may be payable in installments, only the amount of each installment paid during a calendar year shall be included in Operating Expenses for that year);

13.             The Building’s pro rata share of expenses incurred for the operation and maintenance of, and taxes and assessments assessed against, the common areas of Landlord’s Property and the Park, or any portion thereof;

14.             Such other expenses paid by Landlord, from time to time, in connection with the operation and maintenance of Landlord’s Property as would be expected to be paid by a reasonable and prudent operator and manager of a building and site comparable to Landlord’s Property;

15.             The cost of conducting air quality audits, and any costs incurred arising out of or in connection with any recommendations made in any such audits;

16.             The reasonable cost of operating the management office for the Building (and if such management office also serves any other building, such costs shall be allocated among such buildings on a per square foot basis), including the cost of office supplies, bulletins or newsletters distributed to tenants, postage, telephone expenses, maintenance and repair of office equipment, non-capital investment equipment, amortization (and reasonable financing charges) of the cost of capital investment equipment, and rent; and

17.             The cost of any bus shuttle or other transportation system or equipment operated for the benefit of users of the Park.

18.             Tenant and Tenant’s designed certified public accountant, at Tenant’s sole expense, shall have the right to review Landlord’s determination of Tenant’s responsibility for Operating Costs for any calendar year during the Term and, in connection therewith, to audit those portions of Landlord’s records and books of account which relate to the Operating Expenses of the Building (including the Building’s share of any other expenses relating to the development). Such audit shall not occur more frequently than annually, and will be at a time and in a manner reasonably convenient to Landlord, during Landlord’s normal business hours. Landlord’s determination of the actual Operating Expenses for any calendar year will be final and binding on Landlord and Tenant, unless such audit by Tenant reveals a discrepancy. In the event the audit by Tenant reveals such a discrepancy, then: (a) Landlord shall promptly reimburse or credit to Tenant any overpayment by Tenant of Operating Expenses, or Tenant shall promptly pay to Landlord any underpayment of Operating Expenses, as the case may be, and (b) if the discrepancy determined by the Tenant’s audit is seven percent (7%) or more from Landlord’s determination, Landlord shall pay to Tenant an amount equal to all reasonable out-of-pocket costs and expenses incurred by Tenant in conducting the audit, including, without limitation, auditor’s fees. Tenant will keep any information gained from the audit confidential and will not disclose such information, other than to carry out the purposes of this Lease; and

The following shall not be included in Operating Expenses:

a)             expenses for repairs or other work occasioned by condemnation or fire or other casualty, to the extent reimbursed by condemnation or insurance proceeds.

b)            leasing commissions;

c)             any expense fully reimbursed to Landlord by Tenant or any other tenant of the Building, or any expense billed to and paid directly by same for their own account or on Landlord’s behalf;

d)            expenses for repairs or replacements to the Building and the Property to the extent that such repairs or replacements are reimbursed by insurance proceeds;

e)             legal expenses incurred in connection with leasing the Building or enforcement of Building leases;

f)             space planning fees incurred in connection with leasing of space to a particular tenant.

g)            rent concessions of any nature, incurred in connection with the leasing of space at the Building (including without limitation any costs relating the surrender or modification of any lease of space at the Building);

h)            expenses in connection with extraordinary services which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant in the Building;

i)              attorneys’ fees and disbursements and other costs in connection with (i) any judgment, settlement or arbitration resulting from any tort liability on the part Landlord due to Landlord’s gross negligence and the amount of such settlement or judgment or (ii) any bankruptcy of Landlord or similar proceeding;

j)              costs of any utility, service or facility supplied to any tenant or occupant in the Building for which Landlord is reimbursed or any expense billed to and paid directly by same for their own account;

k)             arbitration expenses for disputes with tenants and arbitration to the extent such expenses are unrelated to the operation, repair, cleaning, maintenance, management or security of the Building;

l)              rent, additional rent and/or other charges payable by Landlord under any lease or sublease assumed, directly or indirectly by Landlord (i.e., take back subleases);

m)            costs in connection with the acquisition or sale of development rights or the transfer or disposition of all or any part of Landlord’s in interesting the Building;

n)            marketing, promotion and advertising expenses in connection with leasing of space in the Building;

o)            costs incurred by Landlord that result solely by reason of Landlord’s breach of a lease in the Building or any other contract or agreement pertaining to the Building;

p)            interest, fines, penalties or other late payment charges paid by Landlord;

q)            costs of installing, operating and maintaining any commercial concessions operated by Landlord in the building or of installing, operating and maintaining any specialty services, such as a Building cafeteria or dining facility, or an athletic, luncheon or recreational club for which members or users are charged a membership fee;

r)             all additions to Building reserves;

s)             costs of removing hazardous substance including asbestos containing materials;

t)             capital costs of complying with the Americans with Disabilities Act for other than within the Premises; and capital costs of repairs or damage due to condemnation to the extent Landlord is reimbursed by the condemn or for such damage;

u)            portion of any expense otherwise includable in Operating Expenses which are properly allocable to other properties of Landlord, such as the portion of the salaries and benefits of employees allocable to time spent by such employees at or in connection with properties other then the Building.

Tenant acknowledges that the Building is part of a development, which will or may include other improvements and that certain of the cost of management, operation and maintenance of the development shall, from time to time, be allocated among and shared by two (2) or more of the improvements in the development (including the Building). The termination of such cost and their allocation shall be made by Landlord in its sole but reasonable discretion. Accordingly, the term “Operating Expenses” as used in this Lease shall, from time to time, include some cost, expenses and taxes enumerated above which were incurred with respect to other improvements in the development but which were allocated to and shared by the Building in accordance with the foregoing. Notwithstanding the foregoing, Tenant understands and agrees that its right to use other portions of the development of which the Building is a part are those available to the general public and that this Lease does not grant Tenant additional rights of use.

EXHIBIT “D”

WORK AGREEMENT

1.               Tenant’s Plans. Not later than the 1st day of April, 2007, Tenant shall furnish to Landlord plans, drawings and specifications (collectively “Tenant’s Plans”) for leasehold improvement work (the “Work”) which Tenant desires to be made to the Premises in sufficient detail to enable to Landlord’s architects and engineers to prepare the “Working Drawings” (hereinafter defined) together with such additional information as is reasonably necessary to enable Landlord to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. The Work and Tenant’s Plans shall be subject to Landlord’s approval, which will not be unreasonably withheld. Approval by Landlord of the Work and Tenant’s plans shall not constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.

2.               Working Drawings. Landlord shall prepare final working drawings and specifications for the Work based upon and consistent with Tenant’s Plans referred to above.

3.               Performance of the Work. Except as otherwise provided herein, Landlord shall perform the Work shown on the Working Drawings which is necessary to install the items described on Exhibit “A”  attached hereto. The Work shall be performed by Landlord at Landlord’s sole expense up to $23.00 per square foot. Tenant shall also pay any additional expenses incurred by Landlord in connection with the installation, which result from any special work, materials, finishes, or installations required by Tenant or from any delays in the Work caused by Tenant.

Furthermore, all work performed by Landlord shall be subject to and in accordance with all county and city building and/or fire department codes and ordinances. Any required alterations performed to meet said code and ordinances shall be performed by Landlord and shall be included as Tenant’s Work.

Notwithstanding anything to the contrary contained in this Lease or Exhibit, if fire sprinklers are required to be installed in the Premises pursuant to applicable governmental law, rule or regulation for any reason other than Tenant’s particular use of the Premises, such sprinklers shall be installed at Landlord’s sole cost and expenses as part of the construction of the Work, and will be charged against the $23.00 allowance for Tenant’s work.

4.               Payment. Prior to commencing the performance of the Work, Landlord will submit to Tenant a written statement of the cost of that portion of the Work to be paid for by Tenant as above described. Within seven (7) days after submission of such statement of cost, Tenant shall execute and deliver to Landlord, in the form then in use by Landlord, an authorization to proceed with that portion of the Work to be paid for by Tenant. Tenant shall pay to Landlord the amount set forth in Landlord’s statement within ten (10) days of Tenant’s receipt of invoice, which invoices shall be rendered by Landlord to Tenant in a timeframe to enable Landlord to collect from Tenant amounts due to the contractors and suppliers involved in the Work and to make payment to such contractors and suppliers in a timely manner. No work shall be commenced until Tenant has fully complied with the requirements of this Paragraph.

5.               Substantial Completion. Landlord shall cause the Work to be “substantially completed” on or before the commencement date stated in Paragraph 9 of the Lease, subject to delays attributable to any cause described in the Lease and delays attributable to Tenant. The Work shall be considered “substantially completed” for all purposes under this Work Agreement and the Lease if and when Landlord issues a written certificate to Tenant, certifying that the Work has been completed (except for minor finish-out and “punchlist” items) in substantial compliance with the Working Drawings and the issuance of a certificate of occupancy by the applicable governmental authority. If the Work is not substantially completed on the date stated in Paragraph 9 of the Lease by reason of any delay (other than a delay specified in Paragraph 6 below), this Lease shall remain in effect, Landlord shall have no liability to Tenant as a result of any delay in occupancy, the date stated in Paragraph 9 of the Lease shall be extended (subject to Paragraph 6 below) to the date on which the Work is substantially completed and the Expiration Date shall be extended by a like number of days.

6.               Tenant Delays. There shall be no extension of the date in Paragraph 9 of the Summary of Lease Terms (as permissibly extended under Paragraph 5 above) if the Work has not been substantially completed on said date by reason of any delay attributable to Tenant, including without limitation:

(i)            the failure of Tenant to furnish Tenant’s Plans or the other information required under Paragraph 1 above on or before the date stated in Paragraph 1;

(ii)           the failure of Tenant to comply with the requirements of Paragraph 4 above;

(iii)          Tenant’s requirements for special work or materials, finishes, or installations other than the Building Standards;

(iv)          changes requested by Tenant in the Working Drawings either during the preparation or subsequent to the completion of same;

(v)           the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or

(vi)          any other act or omission of Tenant.

7.               Tenant’s Access. Landlord grants to Tenant and Tenant’s agents a license to enter the Premises prior to the date that the Work is substantially completed so that Tenant may perform other work required by Tenant to make the Premises ready for Tenant’s initial use and occupancy. It shall be a condition precedent to the right to exercise such license that Tenant give to Landlord not less than five (5) days’ prior written notice of its intention to enter the Premises and that such access will not unreasonably interfere with the performance of the Work. Such early access shall be subject to scheduling by Landlord. Tenant’s agents, contractors, workmen, mechanics, and suppliers shall work in harmony and not unreasonably interfere with Landlord and Landlord’s agents in the performance of the Work in the Premises, Landlord’s work in other premises and in the Common Areas, or the general operation of the Building or the Property. If at any time such entry shall cause or threaten to cause disharmony or interference, including labor disharmony, Landlord may withdraw such license upon notice to Tenant. Any such entry into the Premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss, or damage which may occur to any of Tenant’s work or installations made in the Demised Premises or to property placed therein prior to the Commencement Date and Tenant shall bear the risk of all such injury, loss or damage. Tenant shall pay for any damage to the Premises or Building, or to any portion of the Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event the performance of any work by Tenant, its agents, employees or contractors results in Landlord incurring out-of-pocket costs (including without limitation costs for the use or movement of labor or material) in excess of the customary out-of-pocket costs incurred by Landlord therefor under normal operation and Tenant “move-in” procedures established for the Property by Landlord, Tenant shall reimburse Landlord for such excess costs.

8.               Tenant Improvement Allowance. Tenant shall pay additional any additional, out-of-pocket cost incurred by Landlord due to changes made by Tenant after Tenant’s Plans have been approved by both Landlord and Tenant. After completion of the improvements (construction of which Landlord will monitor and control) Tenant shall pay within ten (10) days of Tenant’s receipt of invoice for any cost overages resulting from changes made by Tenant in approved Tenant’s Plans. Landlord will provide a Tenant Improvement Allowance of up to $23.00 per square foot toward the completion of the Work shown in Tenant’s Plans. Tenant will pay Landlord a three percent (3%) construction management fee. Additionally, Tenant may amortize up to an additional five dollars ($5.00) per square foot for Tenant Improvements over the term of the lease at an interest rate of ten percent (10%) per annum.

9.               Space Design. Any architectural costs incurred in order to implement construction of Tenant’s premises per Tenant’s Plans, as approved by both Landlord and Tenant, shall be paid for by Tenant. Space design may be paid from Tenant Improvement Allowance.

EXHIBIT “E”

RENT COMMENCEMENT DATE AND EXPIRATION DATE

RE:          Lease dated as of     day of      2007, by and between COLONIAL REALTY LIMITED PARTNERSHIP, as Landlord, and            , as Tenant.

1.             The Commencement Date is the first day of         2007, and the expiration date of the Term is the last day of     , subject however to the terms and provisions of the Lease.

2.             Terms denoted herein by initial capitalization shall have the meanings ascribed thereto in the Lease.

“TENANT”:

BIOHORIZONS IMPLANT SYSTEMS, INC.

By:

Title:

Date:

“LANDLORD”:

COLONIAL REALTY LIMITED PARTNERSHIP

By:
Robert A. Jackson
Title:	Executive Vice President

Date:

EXHIBIT “F”

SPECIAL STIPULATIONS

If the Special Stipulations set forth in this Exhibit “F” conflict with any of the provisions of the foregoing Lease, the Special Stipulations shall control.

One-Time Tenant Cancellation Option.

Tenant shall have the right to cancel this Lease as of the end of the 64TH full calendar month following the Rental Commencement Date (the “Effective Termination Date”), but solely upon and subject to all of the following terms and conditions:

(a)           Tenant shall have given written notice to Landlord at least twelve (12) months prior to the Effective Termination Date of Tenant’s election to cancel this Lease effective as of the Effective Termination Date. Tenant shall deliver to Landlord, accompanying such notice, in certified funds, a cancellation fee equal to the sum of the unamortized balance of all tenant improvement allowances, rental abatement periods, architectural fees and real estate commissions, together with an interest factor of eleven percent (11%) per annum for such costs. Said cancellation notice shall be irrevocable and said cancelable fee shall be non-refundable, regardless of whether this cancellation right shall be rendered null and void pursuant to subsection (c) below; and

(b)           On or before the Effective Termination Date, Tenant shall have vacated the Premises and surrendered exclusive possession thereof in broom-clean condition to Landlord and shall have paid to Landlord all unpaid Base Rental and other Rent due to Landlord for all time periods up to and including the Effective Termination Date; and

(c)           A default or an event of default shall not be outstanding as of the date of any such notice delivered by Tenant pursuant to subsection (a) above or as of the Effective Termination Date, and this cancellation right shall, at Landlord’s option, be null and void during any period in which a default or an event of default is outstanding.

Renewal Option.

(a)           As long as Tenant is not in default in the performance of its covenants under this Lease, Landlord shall grant Tenant the option to renew (the “Renewal Option”) the term of this Lease for a period of sixty (60) additional months (the “Renewal Term”). Tenant shall exercise the Renewal Option by delivering written notice of such election to Landlord at least twelve (12) months prior to the expiration of the initial term of this Lease. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except (i) the Base Rental Rate during the Renewal Term shall be calculated based on the prevailing Market Base Rental Rate (as hereinafter defined) at the time the Renewal Term commences (provided in no event shall the Base Rental Rate be less than the then prevailing Base Rental Rate reserved in this Lease at the expiration of the initial Lease Term), (ii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term, (iii) Tenant shall not have the right to assign its renewal rights to any sublessee of the Premises or any portion thereof or to any assignee of the Lease, nor may any such sublessee or assignee exercise or enjoy the benefit of such renewal rights, (iv) the leasehold improvements will be provided in their then-existing condition (on an “as is” basis in the broadest sense of the term) at the time the Renewal Term commences, and (v) there shall not be any rent abatement period and Tenant shall not be entitled to cash payment, concessions or allowance of any nature or amount whatsoever. Notwithstanding the foregoing, Tenant shall have no right to exercise such option to renew, and Landlord shall have no obligation to renew this Lease, unless (A) this Lease shall be in full force and effect upon the date of the exercise of the Renewal Option and upon the date of the expiration of the original term, and (B) on the date of the exercise of the Renewal Option and on the date of the expiration of the original term there shall exist no current default on the part of Tenant under this Lease. If Tenant shall fail to exercise the Renewal Option within the time permitted or conditions (A) and (B) set forth above are not entirely satisfied, the Renewal Option shall automatically terminate, this Lease shall expire at the expiration of the original term and Tenant shall have no further right thereafter to renew this Lease or to acquire any interest whatsoever in the Premises. If Tenant shall remain in possession of the Premises after the expiration of the original term without there having been executed between Landlord and Tenant an amendment to this Lease as contemplated by the terms of this Section, then Tenant shall be a Tenant holding over as provided in this Lease.

(b)           Whenever used in this Renewal Option, the term “Market Base Rental Rate” shall mean the annual amount per rentable square foot that Landlord is then quoting as base rent to existing third party tenants who are renewing leases within the Building, for space comparable to the space for which the Market Base Rental Rate is being determined (taking into consideration use, location and/or floor level within the applicable building, the definition of Rentable Floor Area, leasehold improvements provided, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions [such as abatements or lease assumptions], the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of tenant, relative operating expenses, relative services provided, etc.). It is agreed that written offers to lease comparable space located elsewhere in the Building may be used by Landlord as an indication of Market Base Rental Rate.

(c)           In the event Tenant disagrees with Landlord’s determination of such Market Base Rental Rate, then within no more than fifteen (15) days after Tenant receives Landlord’s written determination of such rate Tenant shall give Landlord notice of its desire to arbitrate such rate, which notice shall be accompanied by the identity of an arbitrator appointed by Tenant. Thereafter, Landlord shall have fifteen (15) days in which to appoint its arbitrator, and within fifteen (15) days after the appointment of Landlord’s arbitrator the two arbitrators theretofore appointed shall appoint a third arbitrator. If the two arbitrators cannot agree on the appointment of a third arbitrator within fifteen (15) days, then either party shall have the right to apply to the presiding judge of the Superior Circuit Court of Jefferson County, Alabama for the selection of the third arbitrator. After the appointment of such third arbitrator, the arbitration board thus elected shall have thirty (30) days in which to reach a majority agreement on the Market Base Rental Rate as defined above, which determination shall be final and binding upon the parties hereto. If the arbitrators are unable to reach a majority agreement within such thirty (30) day period, then each of the arbitrators shall render his or her separate appraisal within such stipulated time, and the three appraisals shall be averaged in order to establish such rate; provided, however, that if the low appraisal and/or the high appraisal are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be averaged in order to establish such rate. If both the low appraisal and the high appraisal are disregarded, the middle appraisal shall establish such rate. After the Market Base Rental Rate has been established, the arbitrators shall immediately notify the parties in writing. Each arbitrator appointed hereunder shall be a member of the American Institute of Real Estate Appraisers (MAI) with at least five (5) years of full-time commercial appraisal experience in the Birmingham area, and no such arbitrator shall have any other existing contractual relationship with either party hereto. Landlord and Tenant shall pay the fees of their respectively appointed arbitrators and the fee of the third arbitrator shall be shared equally by Landlord and Tenant. In the event Base Rental is to be paid in accordance with the Market Base Rental Rate and such Market Base Rental Rate is then subject to dispute or arbitration as provided herein, Tenant shall nevertheless pay an amount of Base Rental equal to the Market Base Rental Rate as determined by Landlord during the pendency of any such dispute or arbitration; provided that Landlord shall promptly refund any amounts subsequently determined to have been overpaid by Tenant.